EXHBIT 23.3

June 14, 2006

Abraxas Petroleum Corporation

500 North Loop 1604 East, Suite 100

San Antonio, Texas 78232

Gentlemen:

We hereby consent to the incorporation by reference in your Registration Statement on Form S-8 dated June 15, 2006 of information contained in our “Appraisal Report as of December 31, 2005 on Certain Interests owned by Abraxas Petroleum Corporation.”

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON